EXHIBIT 99.1

GOODRICH PETROLEUM ANNOUNCES EXPANSION AND EXTENSION OF

SENIOR CREDIT FACILTY AND NEW SECOND LIEN TERM LOAN

Houston, Texas – November 18, 2005. Goodrich Petroleum Corporation (the “Company”) today announced that it has entered into a revised senior credit agreement and a funded $30,000,000 second lien term loan that will expand its borrowing capabilities and extend its credit facility for an additional two years. The two agreements together will provide borrowing capacity up to $105,000,000, until such time as the borrowing base of the senior revolving credit is redetermined, which is currently scheduled for March 2006.

The amended bank credit facility has been increased from $50,000,000 to $200,000,000 and the maturity has been extended from February 25, 2008 to February 25, 2010. Borrowings under the senior revolver are subject to periodic redeterminations of the borrowing base which is currently established at $75,000,000, and is currently scheduled to be redetermined in March 2006, based upon the Company’s 2005 year-end reserve report. As of the date of this release, borrowings outstanding under the amended credit facility were $40,000,000. Interest on revolving borrowings under the bank credit facility accrues at a rate calculated, at the option of the Company, at either the bank base rate plus 0.00% to 0.50%, or LIBOR plus 1.25% to 2.00%, depending on borrowing base utilization. BNP Paribas is the lead lender and administrative agent under the amended credit facility with Comerica Bank and Harris Nesbit Financing, Inc. as co-lenders.

The second lien term loan agreement provides for a 5-year, non-revolving loan of $30,000,000 which was funded on November 17, 2005 and is due in a single maturity on November 17, 2010. Optional prepayments of term loan principal can be made in amounts of not less than $5,000,000 during the first year at a 1% premium and without premium after the first year. Interest on term loan borrowings accrues at a rate calculated, at the option of the Company, at either base rate plus 3.50%, or LIBOR plus 4.50%, and is payable quarterly. BNP Paribas is the lead lender and administrative agent under the second lien term loan agreement.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Goodrich Petroleum is an independent exploration and production company listed on the New York Stock Exchange. The majority of its oil and gas properties are in Louisiana and Texas.